Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
June 9, 2009		Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network to Acquire Divestiture Properties from Verizon Wireless

Salem, MA (June 9, 2009) - Atlantic Tele-Network, Inc. (NASDAQ:ATNI) today announced a definitive agreement to acquire certain wireless assets from Verizon Wireless for $200 million.  Under terms of the agreement, ATN will acquire wireless properties, including wireless spectrum licenses and network assets, serving over 800,000 subscribers primarily in rural areas across Georgia, North Carolina, South Carolina, Illinois, Ohio, and Idaho.  Verizon Wireless is required to divest these properties as part of the regulatory approvals granted for its purchase of Alltel earlier this year.

Under terms of the agreement, ATN will purchase the assets for $200 million in cash.  ATN expects to fund substantially all of the purchase price with cash-on-hand and borrowings under its existing credit facility.  As of April 30, 2009, ATN had approximately $90 million in cash and cash equivalents, $75 million of available borrowings under its undrawn revolving credit facility, and an additional $50 million of borrowing capacity, subject to lender consent, under its term credit facility.

The acquisition is subject to customary closing conditions and regulatory approvals, including the receipt of required consents and approvals from the Department of Justice (DOJ) and the Federal Communications Commission (FCC.)  ATN’s obligation to close the transaction is not subject to any financing condition.  ATN expects the transaction to close in the third or fourth quarter of 2009.

“This is a very attractive transaction for ATN and it accomplishes what we have been patiently seeking over the past few years,” said Michael Prior, ATN’s President and Chief Executive Officer.   “It provides ATN with enhanced scale and revenue diversification and enables us to expand meaningfully our US wireless business.  Coupled with our existing US wireless operations, we will now have significant wireless operations in rural areas of more than 10 states.  Including our international operations, we expect to have more than 1,000,000 retail wireless subscribers by transaction close.  We believe that our long history of operating success in comparable markets, combined with our financial resources, makes these businesses an ideal fit for us.  We aim to further develop these markets for customers who want the attention and flexibility of a local operator.  We look forward to transitioning the employees and subscribers of the acquired businesses to ATN and to continue building our wireless business.”

Conference Call Information

Atlantic Tele-Network will host a conference call this morning at 11 a.m. Eastern Time (ET) to discuss this transaction.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.   The dial-in numbers are US/Canada: (800) 908-8370 and International: (212) 231-2914.  A replay of the call will be available from 1:00 p.m. (ET) June 9, 2009 until 1:00 p.m. (ET) on June 16, 2009. The replay dial-in numbers are US/Canada: (800) 633-8284 and International: (402) 977-9140, access code 21428657.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI) is a telecommunications company headquartered in Salem, Massachusetts.  Its principal subsidiaries include:  Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider for all local, long-distance and international services, as well as a wireless service provider in Guyana; Bermuda Digital Communications Ltd., which is the leading provider of wireless voice and data services in Bermuda operating as Cellular One, and an early-stage wireless provider in Turks & Caicos; Sovernet, Inc., which provides wireline voice and data services to businesses and homes in New England and high capacity communications network transport services in New York State; and Choice Communications, LLC, which provides wireless television and wireless broadband services in the U.S. Virgin Islands.

Advisors

Deutsche Bank Securities Inc. acted as the financial advisor and Edwards Angell Palmer & Dodge LLP acted as the legal advisor to ATN.  Clearly Gottlieb Steen & Hamilton LLP and Wilkinson Barker Knauer LLP advised the Company on regulatory affairs.

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release regarding the proposed transaction, including whether the transaction will be completed and, if so, the expected timetable for any such completion and the expected benefits of the transaction, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: (i) the ability of ATN to secure financing  for the balance of the purchase price, which is dependent on market conditions;  there can be no assurances that such financing will be available to ATN at all or on terms that are favorable to ATN; (ii) the ability of ATN to operate a retail wireless business and integrate these operations into the operations of its Commnet subsidiary; (iii) the ability to receive the requisite regulatory consents and approvals to consummate the transaction; and (iv) the general performance of the acquired operations.  The information set forth herein speaks only as of the date hereof, and ATN disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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